Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

INTERNATIONAL SMART SOURCING, INC.

(as Purchaser)

and

NETWORK 1 FINANCIAL SECURITIES INC.

AND

THE SELLING STOCKHOLDERS

(as Sellers)

dated as of

March 26, 2009

STOCK PURCHASE AGREEMENT

     AGREEMENT (the “Agreement”) dated as of March 26, 2009 between Network 1 Financial Securities Inc., a Texas Corporation with a principal place of business located at The Galleria Penthouse, Bridge Avenue, Building 2, Red Bank, New Jersey 07701 (the “Company”), and the selling stockholders listed as signatories hereto (the “Selling Stockholders”) (the Company and the Selling Stockholders are collectively referred to herein as the “Sellers”) and International Smart Sourcing, Inc. (“Purchaser”), a Delaware corporation with a principal place of business located at 320 Broad Hollow Road, Farmingdale, New York 11735, regarding the sale and purchase of up to one hundred percent (100%) of the common stock of the Company.

     WHEREAS the Sellers are the owners of one hundred percent (100% of the issued and outstanding shares of common stock of the Company; and

     WHEREAS the Sellers wish to sell and the Purchaser wishes to purchase the shares of common stock on the terms and conditions set forth below;

     NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual covenants set forth herein, it is agreed as follows:

Section I: Definitions

     “Closing” means the closing of this Agreement pursuant to the conditions set forth in Section III below.

     “Lien” means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease, or charge of any kind.

     “Regulatory Authority” means any U.S. or foreign, federal, state, provincial, or local government or governmental, regulatory, or administrative authority, agency, or commission, or any court, tribunal, or judicial or arbitral body, self-regulatory organization, or stock exchange.

     “Stock” means one hundred percent (100%) of the shares of Class A and Class B common stock in the Company, and all rights and privileges pertaining thereto.

Section II: Purchase and Sale of Stock

     Subject to the terms and conditions contained herein, on the Closing Date (as defined in Section III below) the Sellers shall sell, convey, assign, transfer, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Sellers, all of Sellers’s right, total, and interest in and to the Stock, free and clear of all Liens in exchange for TWENTY TWO MILLION (22,000,000) shares of common stock, $0.001 par value, of the Purchaser (“Purchase Price”). At the Closing of the Transaction, the Purchaser shall cause its transfer agent to issue the securities comprising the Purchase Price to the Sellers and the Company shall thereupon become a wholly-owned subsidiary of the Purchaser.

Section III: Closing Date, Conditions, and Mechanics

     A. Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of the Stock of the Company shall take place at 10:00 a.m., New York City time at the offices of Gersten Savage LLP, 600 Lexington Avenue, New York, New York. The Closing shall be accomplished by mail and telephone. The Closing shall occur upon the satisfaction of all applicable conditions pursuant to this Agreement and any amendment thereto duly executed by both parties or at such other time as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing occurs being the “Closing Date”). Facsimile signatures or scanned and emailed signatures will be deemed to be acceptable to close.

     B. Mutual Conditions. At or prior to the Closing Date, the following conditions shall have been satisfied or waived by all of the parties hereto:

          (i) All consents, approvals, authorizations, or other actions by, or filing with or notification to, any Regulatory Authority, including any self-regulatory organization, that is required to consummate the transactions contemplated hereby shall have been obtained and/or made; provided, however, that if the Company reasonably believes that it has complied with the elements of Financial Industry Regulatory Authority (“FINRA”) Rule 1017 after the 30-day notification period, it may elect to close. Such decision shall be at the sole discretion of the Company.

     C. Sellers’ Conditions. At or prior to the Closing Date, the following conditions shall have been satisfied or waived by the Sellers:

          (i) The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects.

          (ii) Any covenants or undertakings of the Purchaser required to be performed at or prior to the Closing Date shall have been satisfied in all material respects.

          (iii) The Purchaser shall have deposited with its transfer agent securities comprising the Purchase Price.

     D. Purchaser Conditions. At or prior to the Closing Date, the following conditions shall have been satisfied or waived by the Purchaser:

          (i) The representations and warranties of Sellers contained herein shall be true and correct in all material respects, which representations and warranties shall survive the Closing as provided herein.

          (ii) Any covenants or undertakings of the Sellers required to be performed at or prior to the Closing Date shall have been satisfied in all material respects, including without limitation, demonstrating that all renewals have been made, all regulatory permits, licenses, and bonding requirements are up-to-date, and all assessments related thereto have been duly paid, and evidence to that effect as reasonably requested by Purchaser has been provided by Sellers.

          (iii) Sellers shall have provided Purchaser with current financial statements through December 31, 2008 prior to the Closing Date and Sellers further shall have provided Purchaser with all requested due diligence information, a copy of which is reproduced at Exhibit A, and the results of such due diligence investigation shall have been satisfactory to the Purchaser in its sole discretion.

          (iv) Sellers shall provide to Purchaser at Closing certificates of common stock or affidavits of lost certificates of the Selling Stockholders constituting not less than ninety five percent (95%) of the issued and outstanding common stock of the Company.

     E. Closing Mechanics.

          (i) On the Closing Date, the Sellers shall convey the Stock of the Company (for the avoidance of doubt, such common stock constituting one hundred percent (100%) of the issued and outstanding common stock of the Company) to the Purchaser, and the Purchaser shall cause its transfer agent to issue an aggregate of twenty two million (22,000,000) shares of its common stock to the Sellers.

          (ii) Notwithstanding the foregoing, in the event that the Selling Stockholders present certificates of common stock or affidavits of lost certificates of the Selling Stockholders constituting less than one hundred percent (100%) but more than ninety five percent (95%) of the issued and outstanding stock of the Company, the amount of shares of the Purchaser tendered to the Selling Stockholders shall be reduced pro rata.

Section IV: Sellers’ Obligations

          (i) Prior to the Closing Date, the Company will file with FINRA all required documentation to obtain approval by FINRA for the sale of up to one hundred percent (100%) of the Company. On the Closing Date the Purchaser, with the Sellers’ assistance as necessary, will immediately prepare and file an amended Form BD with FINRA, any other applicable Regulatory Authority, and any required state(s), indicating the change in ownership of Company and listing the officers and directors; including appropriate disclosure of the resignation of the present licensed persons from association with the Company upon satisfaction of the conditions by the Company of FINRA Rule 1017, unless the present owner and/or licensed person(s) have agreed to stay with the Company after the change in ownership has occurred.

          (ii) The Sellers agree to cooperate with the Purchaser in the filing of all necessary documents with any Regulatory Authority.

Section V: Representations

     A. Sellers’ Representations

     The Sellers represent and warrant to the Purchaser the following on the date hereof, which representations shall continue to be true on the Closing Date and shall survive indefinitely:

1.	The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, has all the requisite corporate power and authority to own and operate its properties and to carry on business as now being conducted or has been conducted in the past and is qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its properties, assets or business require such qualification and in which, the failure to so qualify could have a material adverse effect on its business.

2.	On the Closing Date, the Company will have only the assets that are listed on Appendix 1 and the debts and other liabilities that are listed in Appendix 2, which appendices are attached to this Agreement.

3.	All officers of the Company will continue in their current management roles, unless otherwise agreed to in writing by both parties.

4.	The Company is duly licensed and in good standing as a broker-dealer with (i) the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 (the “1934 Act”); (ii) FINRA; (iii) 41 US states and territories, as listed in the Company’s Central Registration Depository (“CRD”) report with FINRA, (iv) the Over the Counter Bulletin Board, and (v) the Securities Industry Protection Corporation (“SIPC”). The Company has all permits, licenses and authorizations required by any Regulatory Authority or agency for the conduct of its current business. The Sellers represent that all tax filings are up to date.

5.	The Company, on the Closing Date, will be operating in full compliance with laws and the rules and regulations of the Regulatory Authorities having jurisdiction.

6.	The Stock will be free and clear of any and all liens, pledges, and encumbrances. There are no other issuances or classes of equity or equity equivalents issued or to be issued, except for an aggregate of 215,000 issued and outstanding shares of non-voting preferred stock. There shall be no liabilities in the Company except as detailed and/or provided in Appendix 2 and any liabilities so noted will remain with the Sellers.

7.	There are no legal actions pending or, to the knowledge of the Sellers, threatened against the Sellers which relate to this Agreement or the transactions contemplated hereby or which, individually or in the aggregate, would adversely affect the Sellers’ ability to consummate the transactions contemplated hereby.

8.	There are no arbitration awards, disciplinary, financial and/or regulatory events in which the Company is involved, other than those already disclosed in the FINRA CRD report.

9.	To the knowledge of the Sellers, there are no arbitration awards, disciplinary, financial and/or regulatory events threatened against the Sellers.

10.	During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement, the Sellers shall continue to operate and/or maintain their ongoing business and operations in the ordinary course and consistent with past practice and shall not, without the approval of the Purchaser, enter into any material transaction or assume any liability that is inconsistent with past practice, take any action that would cause any of the representations and warranties to become inaccurate in any material respect as of the date of Closing, permit any business permits (including all regulatory licenses such as, without limitation, compliance with net capital requirements) to lapse, or enter into any material settlement or release of any lawsuit, action, or claim, judicial, or other regulatory or legal proceeding, except as in Appendix 2 to this Agreement, or, enter into any agreement to acquire any other entity or substantially all of the assets of any other entity.

11.	The Sellers, and each of them, have the capacity and legal authority to enter into this Agreement and to effect the undertakings herein.

     B. Purchaser’s Representations

     The Purchaser represents and warrants to the Sellers the following on the date hereof, which representations shall continue to be true on the Closing Date and shall survive indefinitely:

1.	The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, has all the requisite corporate power and authority to own and operate its properties and to carry on business as now being conducted or has conducted in the past and is qualified to do business and is in good standing as a foreign company in each state or other jurisdiction in which the nature of its properties, assets or business require such qualification and in which, the failure to so qualify could have a material adverse effect on its business.

2.	During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement, the Purchaser shall not enter into any discussions and/or negotiations pertaining to the acquisition of any entity which would result in the issuance of more than 5% of the Purchaser’s capital stock.

Section VI: Indemnification

     The Sellers shall indemnify and hold harmless the Purchaser with respect to all claims, losses, actions, expenses, errors and/or omissions occurring prior to the final approval of the FINRA and change in ownership. This indemnification shall include, without limitation, any claim, debt, or liability whatsoever asserted against the Stock that arose prior to the Closing Date, as well as any claim, debt or liability whatsoever asserted by Harrow House Growth Fund that may arise after the Closing Date, and shall include the Purchaser’s costs and attorney’s fees in defending any such claim.

Section VII: Notices

     Any notices, demands, consent or other communications if sent by overnight courier service, shall be given one business day to return communication by way of overnight courier service or by facsimile, in each case, addressed to the party as provided below:

If to Purchaser at:	320 Broad Hollow Road
Farmingdale, NY 11735
Attn: David R.E. Hale, Chairman
Fax No.: (631) 752-6907

With a copy to:	Gersten Savage LLP
600 Lexington Avenue
9th Floor
New York, New York 10022
Attn: Kristin J. Angelino, Esq.
Fax No.: (212) 980-5192

If to Sellers at:	Network 1 Financial Securities Inc.
The Galleria Penthouse
2 Bridge Avenue Building 2
Red Bank, NJ 07701
Attn: William R. Hunt, President
Fax No.: (732) 758-6671

Section VIII: Miscellaneous

     A. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     B. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     C. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transaction(s) contemplated hereby.

     D. Expenses. The parties agree that each party will bear its own expenses.

     E. Waiver. The failure or delay of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way to affect the validity or this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     F. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

     G. Third-Party Beneficiaries; Assignment. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein (except as elsewhere expressly provided in this Agreement), express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No party may assign any of its rights or obligations hereunder except with the consent of all of the other parties hereto; provided, however that the Purchaser may assign its rights to an affiliated or otherwise commonly controlled entity without the Sellers’ consent.

     H. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

     I. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES. Any controversy, claim or dispute arising out of or relating to this Agreement or the interpretation or breach thereof, or any dispute between any of the parties hereto relating to this Agreement shall be settled by arbitration through the FINRA pursuant to its Code of Arbitration Procedure, and shall be heard by three arbitrators in the Borough of Manhattan, the City of New York, the State of New York, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     J. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned and transmitted via electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

     K. Construction of Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first indicated above.

PURCHASER:

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ David R.E. Hale
Name:	David R.E. Hale
Title:	Chairman

SELLERS:

NETWORK 1 FINANCIAL SECURITIES INC.

By:	/s/ William R. Hunt, Jr.
Name:	William R. Hunt, Jr.
Title:	President

/s/ William R. Hunt, Jr.
WILLIAM R. HUNT, JR.

/s/ Richard W. Hunt
RICHARD W. HUNT

/s/ Conny T. Remmer
CONNY T. REMMER

/s/ Robert J. Remmer
ROBERT J. REMMER

/s/ Randall C. Remmer
RANDALL C. REMMER

/s/ Elizabeth Remmer Campbell
ELIZABETH REMMER CAMPBELL

/s/ Richard L. Eckhoff
RICHARD L. ECKHOFF

NETWORK 1 FINANCIAL ADVISORS INC.

By:	/s/ William R. Hunt, Jr.
Name:	William R. Hunt, Jr.
Title:	President

/s/ Damon D. Testaverde
DAMON D. TESTAVERDE

/s/ Gary J. Petrantis
GARY J. PETRANTIS

/s/ Michael Smith
MICHAEL SMITH

/s/ Horace T. Ardinger, Jr.
HORACE T. ARDINGER, JR.

HARROW HOUSE GROWTH FUND

By:
Name:
Title:

APPENDIX 1

     There are no assets to be included as part of the sale of Stock under the Agreement. The parties agree that the only assets in the business as of the date of the Agreement are as follows:

     1. All cash contained in the Company’s bank account, which amount may increase or decrease from time to time.

     2. The Company’s regulatory capital, which is $160,177, as of the date of the most recent FOCUS report, which amount may increase or decrease from time to time.

     3. All assets on the Company’s most recent balance sheet, including depreciated assets such as equipment and furniture.

     The parties agree that all assets enumerated on this Appendix 1 are the property of the Sellers and the Purchaser disclaims all rights to such assets unless otherwise agreed to in writing by the parties.

APPENDIX 2

     The Sellers stipulate that the only liabilities existing as of the date of the Agreement are listed below and are the responsibility of the Sellers:

1. Line of credit	$93,000
2. Mortgage payable	787,023
3. Notes payable	150,448
4. Due to affiliates	4,700
5. Advances from officer	141,357
6. Commissions payable	10,618
7. Securities sold, but not yet purchased, at market	2,688
8. Capital leases payable	16,254
9. Accounts payable, accrued expenses and other liabilities	$301,280

TOTAL	$1,507,368

Exhibit A

1.	Certificate of Incorporation, and all amendments thereto, as well as current Certificate of Good Standing for state of incorporation and authorizations to do business in any foreign state.

2.	By-Laws and minutes of meetings, or actions by written consent in lieu of a meeting, of Board of Directors and Shareholders.

3.	Form BD and all amendments thereto.

4.	Original Restriction Letter/Membership Agreement from FINRA (or other applicable SRO), and all amendments thereto.

5.	Fidelity Bond, with verification that premium payments are current.

6.	Copies of SEC, FINRA and state statements, notices of registrations, and other material reports or filings, within the past 5 years, if an active broker dealer, 3 years if a semi-active or shell broker dealer.

7.	Copies of all audit, examination, or inspection reports by the SEC, FINRA, and applicable states, during the past 5 years (or from the existence of the firm if less than 5 years).

8.	FINRA and state correspondence indicating that all fees have been paid and that broker/dealer is currently in good standing. (Equivalent for SEC that BD is not deemed to be inactive.)

9.	Evidence of broker/dealer’s FINS number.

10.	Copy of broker/dealer’s confirmation of registration in the Lost and Stolen Securities Program with Securities Information Center, if applicable.

11.	Copy of customer account information form.

12.	All documents referring or relating to any investigation provided to the firm by the SEC, FINRA, state, or any other governmental agency involving the broker/dealer, during the past five years (or from the existence of the firm if less than 5 years).

13.	All documents referring or relating to arbitrations, administrative proceedings, or litigation involving the broker/dealer.

14.	Annual audited financial statements submitted by broker/dealer pursuant to SEC Rule 17a-5 for the last three fiscal years.

15.	Name and contact information for Auditor.

16.	Latest FOCUS Reports: Part I, Part IIA, year-end for the last three years.

17.	Latest trial balance.

18.	Corporate federal, state and local income tax returns for last three fiscal years.

19.	All material contracts to which broker/dealer or its owners are a party.

20.	Written Supervisory Procedures Manual.

21.	Clearing Agreement, if applicable.

22.	Business Continuity Plan.

23.	AML Plan.